[PRESTIGE BRANDS HOLDINGS, INC. LOGO]

Prestige Brands Holdings, Inc. Reports Results for Fiscal Fourth Quarter and
Year Ended March 31, 2006; Updates Expectations

Irvington, NY, May 16, 2006 -- Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the fourth quarter and fiscal year ended March 31, 2006. The Company also commented on expected revenue and profit growth. The highlights of the announcement are:

•	Fourth quarter revenues increased 3.5% over prior year comparable quarter to $80.0 million.

•	Fourth quarter adjusted net income was $12.1 million or $0.24 per diluted share, before a non-cash asset impairment charge & non-cash income tax expense.

•	Fourth quarter reported net income was $3.6 million or $0.07 per diluted share compared to a net loss of $1.7 million in the prior year.

•	Free cash flow for fourth quarter was $17.9 million, an increase of 64% over the same period last year.

•	Fiscal year 2006 revenues increased 2.6% over fiscal 2005.

•	Fiscal year 2006 adjusted net income was $34.8 million or $0.70 per diluted share before non-cash asset impairment charge & non-cash income tax expense.

•	Fiscal year 2006 reported net income was $26.3 million or $0.53 per diluted share compared to net income of $10.2 million for Fiscal Year 2005.

•	Free cash flow for fiscal year 2006 increased by 5% over prior year to $53.4 million.

•	Management expects revenue growth in the range of 3-4% over the long term before the impact of acquisitions.

Fourth Quarter, Fiscal Year 2006

For the fourth quarter of fiscal year 2006, the Company reported revenues of $80.0 million, up 3.5% versus the same period a year ago. The recent acquisitions of Chore Boy® and The Doctor’s® brands, which occurred in the third quarter of fiscal 2006, accounted for $7.5 million of the fourth quarter revenue growth. Gross profit in 2006 increased by $1.2 million, or 2.8%, primarily due to the increase in revenues. Gross profit as a percentage of sales declined from 55.1% to 54.8% primarily as a result of increased sales of the lower margin Household Cleaning segment products.

Operating income of $20.1 million for the fourth quarter was $9.5 million, or 32% below the comparable period last year primarily due to non-cash impairment charges of $7.4 million related to certain intangible assets and $1.9 million related to goodwill. These impairment charges resulted from the Company’s assessment of the carrying value of certain trademarks and related goodwill within the Company’s Personal Care segment which has been performing below expectations. Excluding the impairment charges and a Dental Concepts inventory step up expense, adjusted operating income would have been $29.5 million which was even with the comparable period last year. The increase in sales and gross profit during the quarter was offset by increased advertising and promotion (“A&P”) and general and administrative (“G&A”) expenses. The increase in A&P expenses was primarily for increased media spending, while the G&A increase was primarily due to increased public company expenses, largely related to the completion of the Company’s Sarbanes-Oxley Section 404 compliance testing.

Net income for the three months ended March 31, 2006 was $3.6 million, or $0.07 per diluted share, compared to a net loss of $1.7 million for the same period last year. In addition to the impairment charges discussed above, as a result of the completion of a state tax nexus study, the Company increased the effective state tax rate applied in computing its deferred tax liability. As a result the Company recorded $2.3 million of additional deferred tax expense in the quarter. Since this charge related only to deferred taxes, the expense had no impact on the Company’s fiscal year 2006 cash flows.

Excluding the charges related to the impairment to intangible assets, the additional deferred state income tax expense, and the Dental Concepts inventory step up expense, net income for the three months ended March 31, 2006 would have been $12.1 million or $0.24 per diluted share.

Revenues by Segment for Fourth Quarter Ended March 31, 2006

The Over-The-Counter segment’s revenues of $44.7 million were 2.6% below those of the same period in the previous year, when revenues were $45.9 million. Without The Doctor’s® brand, acquired as a part of the Dental Concepts acquisition last fall, revenues for this segment would have declined by 11.6% for the three months ended March 31, 2006 versus the comparable period last year. This resulted primarily from declines in sales of Compound W® wart remover, and of Chloraseptic® sore throat products, both of which experienced particularly strong sales in the comparable prior year period.

The Company noted strong performance in its Household Cleaning segment, with fourth quarter revenues of $28.9 million, an increase of 21.5% over revenues of $23.8 million in the comparable period in fiscal 2005. The Comet® brand experienced a gain of 10% versus the same period a year ago. This growth was largely attributable to gains on Comet® Cream Soft Cleanser products. In addition, revenues were modestly enhanced by the Company’s licensing agreement with The Procter & Gamble Company to market the Comet brand in Eastern Europe.

The Chore Boy® brand, acquired in the third fiscal quarter of 2006, also contributed to segment growth. Excluding the impact of the Chore Boy acquisition, revenues for this segment increased 7.3%.

Net revenues for the Personal Care segment were $6.3 million, or 16.2% below the previous year’s revenues of $7.6 million, with the decline primarily related to a decline in sales of the Denorex® dandruff shampoo brand.

Fiscal Year 2006

The Company reported total revenues of $296.7 million for the fiscal year ended March 31, 2006, an increase of 2.6% over fiscal year 2005 revenues of $289.1 million. The increase in sales resulted from sales increases in the Household Cleaning segment and the acquisitions of Chore Boy® and Dental Concepts, partially offset by declines in the Over-The-Counter and Personal Care Segments. The Chore Boy and Dental Concepts brands contributed $11.6 million in revenues.

The Company also reported net income of $26.3 million, up $16.1 million versus net income of $10.2 million in fiscal year 2005, an increase of 157%. Earnings per share on a fully diluted basis were $0.53 for the twelve months ended March 31, 2006. Excluding the impact of the asset impairment, deferred tax charges and the Dental Concepts inventory step-up expenses, net income would have been $34.8 million or $0.70 per diluted share.

Free Cash Flow

Free cash flow is a “non-GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the fourth quarter ended March 31, 2006 was $17.9 million with operating cash flows of $18.0 million less capital expenditures of $0.1 million. For the full fiscal year ended March 31, 2006, free cash flow was $53.4 million with operating cash flows of $53.9 million less capital expenditures of $0.5 million. The Company’s free cash flow was higher than net income primarily due to the non-cash charges related to the intangible and goodwill impairment and deferred income taxes combined with the Company’s long-term tax shield related to amortization of intangible assets and goodwill, net operating loss carry forwards, certain book interest expenses which are non-cash, and relatively low capital expenditures.

Expectations

Long term, the Company expects revenue growth of 3-4%, before the benefit of acquisitions, with net income expected to grow at a somewhat higher level. Fiscal year 2007 revenue growth rate should exceed the Company’s long term expectation due to a full year of revenue from the acquisitions of Chore Boy® and Dental Concepts. However, the Company anticipates net income will grow below the expected revenue growth rate in Fiscal year 2007 due to continuing cost-related margin pressures and increased infrastructure costs which will position the Company for future growth.

The Company expects its free cash flow will again surpass book net income in fiscal year 2007, again primarily driven by the tax benefits of accelerated amortization of intangible assets plus the continuing effects of certain non-cash interest expenses.

“We look forward to executing our planned initiatives for fiscal 2007, strengthening our fundamental strategies, and enhancing our new product pipeline,” said Frank Palantoni, President and Chief Executive Officer. ”Six new items, representing four brands in our OTC products segment have recently been introduced to the trade. These include Clear eyes® Triple Action for multi-symptom relief, three Murine® homeopathic eye care products, Dermoplast ® Poison Ivy Treatment, and a Little Remedies® anti colic product.”

About Prestige Brands Holdings, Inc.

Prestige Brands Holdings, through its wholly-owned subsidiaries, is a marketer and distributor of brand name over-the-counter drug, household cleaning, and personal care products sold throughout the United States and Canada. Key brands include Compound W® wart treatment, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaning products, and other well-known brands.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe, “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the outlook for Prestige Brands Holdings’ market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings’ ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31		Fiscal Year Ended March 31
	2006	2005	2006	2005
Revenues
Net sales	$79,662	$77,288	$296,239	$288,918
Other revenues	352	25	429	151
Total revenues	80,014	77,313	296,668	289,069

Cost of Sales
Cost of sales	36,206	34,689	139,430	139,009
Gross profit	43,808	42,624	157,238	150,060

Operating Expenses
Advertising and promotion	5,775	5,295	32,082	29,697
General and administrative	5,954	5,085	21,136	20,198
Depreciation	263	504	1,758	1,899
Impairment of intangible assets	7,425	-	7,425	-
Impairment of goodwill	1,892	-	1,892	-
Amortization of intangible assets	2,431	2,148	9,041	7,901
Total operating expenses	23,740	13,032	73,334	59,695

Operating income	20,068	29,592	83,904	90,365

Other income (expense)
Interest income	117	236	568	371
Interest expense	(9,756)	(11,085)	(36,914)	(45,097)
Loss on disposal of equipment	-	(9)	-	(9)
Loss on extinguishment of debt	-	(19,287)	-	(26,854)
Total other income (expense)	(9,639)	(30,145)	(36,346)	(71,589)

Income (loss) before income taxes	10,429	(553)	47,558	18,776

Provision for income taxes	(6,800)	(1,164)	(21,281)	(8,556)
Net income (loss)	3,629	(1,717)	26,277	10,220

Cumulative preferred dividends on Senior Preferred and Class B Preferred Units	-	(14,054)	-	(25,395)

Net income (loss) available to members and common stockholders	$3,629	$(15,771)	$26,277	$(15,175)

Net income (loss) per common share
Basic	$0.07	$(0.41)	$0.54	$(0.55)
Diluted	$0.07	$(0.41)	$0.53	$(0.55)

Weighted average shares outstanding: Basic	49,077	38,074	48,907	27,546
Diluted	50,008	38,074	50,008	27,546

Prestige Brands Holdings, Inc.
Reconciliation to Adjusted Operating Income and Net Income
(In thousands, except per share data)

	Three Months Ended March 31		Fiscal Year Ended March 31
Adjusted Operating Income	2006	2005	2006	2005

Operating Income	$20,068	$29,592	$83,904	$90,365
Charges due to inventory step-up	149	-	248	5,334
Impairment of goodwill and intangible assets	9,317	-	9,317	-

Adjusted Operating Income	$29,534	$29,592	$93,469	$95,699

	Three Months Ended March 31		Fiscal Year Ended March 31
Reconciliation to Adjusted Net Income	2006	2005	2006	2005

Income (loss) before income taxes	$10,429	$(553)	$47,558	$18,776

Loss on extinguishment of debt	-	19,287	-	26,854
Charges due to inventory step-up	149	-	248	5,334
Impairment of goodwill and intangible assets	9,317	-	9,317	-
Other non-recurring charges	-	-	-	629

Adjusted income before income taxes	19,895	18,734	57,123	51,593

Provision for income taxes at 39%	(7,759)	(7,306)	(22,278)	(20,121)

Adjusted Net Income	$12,136	$11,428	$34,845	$31,472

Net income (loss) per common share
Basic	$0.25		$0.71
Diluted	$0.24		$0.70

Weighted average shares outstanding: Basic	49,077		48,907
Diluted	50,008		50,008